Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact Office 208 384 6073

For Immediate Release: November 3, 2011
Boise Cascade Holdings Reports Third Quarter 2011 Financial Results
BOISE, Idaho - Boise Cascade Holdings, L.L.C. (BC Holdings or Company) announced a $3.7 million net loss for the quarter ended September 30, 2011. Third quarter 2011 earnings before interest, taxes, depreciation, and amortization (EBITDA) were $10.6 million, up $2.9 million, or 37%, compared to reported EBITDA of $7.7 million in third quarter 2010. Third quarter 2010 results included $4.6 million of income related to the settlement of class action litigation. The Company reported EBITDA of $3.9 million in second quarter 2011.
Sales in third quarter 2011 were 6% higher than the prior year quarter and 7% higher than second quarter 2011. U.S. housing starts in third quarter 2011 were up 6% when compared with the year-ago quarter; however, single-family housing starts, which are a primary driver of our sales, declined 1%.
The Company cash position remained essentially unchanged during the quarter. We ended September 2011 with $203.1 million of cash and $219.6 million of debt. Total available liquidity was $377.6 million, consisting of committed bank line availability of $174.5 million and our $203.1 million cash position. During the quarter, we replaced our $170 million credit facility with a new $250 million credit facility that, when compared with the previous facility, has both lower pricing and an extended maturity.
“New single-family residential construction remained weak during the third quarter; however, we believe we are continuing to gain market share. We remain cautious with regard to the overall new residential construction environment and the timing of an eventual recovery in housing starts. We have good liquidity and continue to evaluate acquisition opportunities that add value, add to our market position, or help lower our costs,” stated Tom Carlile, CEO.

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Building Materials Distribution (BMD) segment sales were $501.5 million in the third quarter, up 7% from the same quarter a year ago. Volumes sold increased approximately 5% and prices increased 2%. BMD reported $8.2 million of EBITDA in the third quarter, up $1.7 million from the $6.5 million earned in third quarter 2010 (which included a $4.1 million benefit from the class action settlement). BMD's EBITDA increased from the prior year quarter as a result of higher sales, improved gross margins, and good expense control. In second quarter 2011, BMD reported EBITDA of $3.4 million.
Wood Products segment sales in third quarter were $194.8 million, up 6% from the same quarter a year ago. The growth in sales was primarily due to increased sales volumes of engineered wood products (EWP), as well as higher byproduct sales, partially offset by decreases in plywood prices and volumes. Specific to our EWP business, laminated veneer lumber and I-joist volumes increased 23% and 13%, respectively. The segment reported positive $7.1 million of EBITDA in third quarter 2011. EBITDA was up 22% compared to $5.8 million in third quarter 2010 (which included a $0.5 million benefit from the class action settlement). EBITDA improved from the prior year quarter primarily due to lower per-unit EWP conversion costs and lower per-unit raw material costs across all of our key product lines, as well as higher EWP sales volumes and lumber prices. These improvements were partially offset by a 7% decline in plywood prices. Reported EBITDA was $4.5 million in second quarter 2011.
Outlook
We expect to experience below normal demand for the products we distribute and manufacture until there is a meaningful reduction in the overhang of distressed homes for sale. Industry commodity wood product prices could be volatile in response to operating rates and inventory levels in distribution channels. We expect to manage our production levels to our sales demand, which will likely cause us to operate our facilities below their capacity.
About Boise Cascade
BC Holdings is a privately held company headquartered in Boise, Idaho. Our wholly owned subsidiary, Boise Cascade, L.L.C., is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. For more information, please visit our website at www.bc.com.
Webcast and Conference Call
BC Holdings will host a webcast and conference call on Thursday, November 3, at 11 a.m. Eastern, at which time we will review the company's recent performance. You can join the webcast through our website by going to www.bc.com and clicking on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start

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of the webcast to register. To join the conference call, dial 866-356-4281 (international callers should dial 617-597-5395), participant passcode 37610045, at least 10 minutes before the start of the call.
The archived webcast will be available in the News & Events section of our website. A replay of the conference call will be available from Thursday, November 3, at 2 p.m. Eastern through Thursday, November 10, at 11 p.m. Eastern. Playback numbers are 888-286-8010 for U.S. calls and 617-801-6888 for international calls, and the passcode will be 64004290.
Basis of Presentation
We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private

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Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

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Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Three Months Ended
	September 30		June 30, 2011
	2011	2010
Sales
Trade	$623,199	$588,605	$585,031
Related parties	4,787	4,892	4,382
	627,986	593,497	589,413
Costs and expenses
Materials, labor, and other operating expenses	538,794	514,514	514,221
Materials, labor, and other operating expenses from related parties	12,346	10,549	10,351
Depreciation and amortization	9,352	8,759	9,241
Selling and distribution expenses	55,346	54,197	51,016
General and administrative expenses	10,299	11,412	9,880
Other (income) expense, net (a)	(298)	(4,565)	50
	625,839	594,866	594,759

Income (loss) from operations	2,147	(1,369)	(5,346)

Foreign exchange gain (loss)	(936)	321	30
Interest expense	(5,001)	(4,721)	(4,584)
Interest income	91	249	77
	(5,846)	(4,151)	(4,477)

Loss before income taxes	(3,699)	(5,520)	(9,823)
Income tax provision	(12)	(95)	(38)
Net loss	$(3,711)	$(5,615)	$(9,861)

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Segment Information
(unaudited, in thousands)

	Three Months Ended
	September 30		June 30, 2011
	2011	2010
Segment sales
Building Materials Distribution	$501,458	$470,725	$470,691
Wood Products	194,843	183,424	182,427
Intersegment eliminations and other	(68,315)	(60,652)	(63,705)
	$627,986	$593,497	$589,413

Segment income (loss)
Building Materials Distribution (a)	$6,040	$4,645	$1,337
Wood Products (a)	(71)	(972)	(2,662)
Corporate and Other	(4,758)	(4,721)	(3,991)
	1,211	(1,048)	(5,316)

Interest expense	(5,001)	(4,721)	(4,584)
Interest income	91	249	77
Loss before income taxes	$(3,699)	$(5,520)	$(9,823)

EBITDA (d)
Building Materials Distribution (a)	$8,164	$6,505	$3,387
Wood Products (a)	7,101	5,838	4,467
Corporate and Other	(4,702)	(4,632)	(3,929)
	$10,563	$7,711	$3,925

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Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2011	2010
Sales
Trade	$1,687,037	$1,712,347
Related parties	13,609	19,891
	1,700,646	1,732,238
Costs and expenses
Materials, labor, and other operating expenses	1,475,847	1,498,264
Materials, labor, and other operating expenses from related parties	31,140	27,321
Depreciation and amortization	27,500	25,944
Selling and distribution expenses	153,332	154,992
General and administrative expenses	28,457	30,075
General and administrative expenses from related party	—	1,576
Other (income) expense, net (a) (b)	2,341	(4,585)
	1,718,617	1,733,587

Loss from operations	(17,971)	(1,349)

Equity in net income of affiliate (c)	—	1,889
Gain on sale of shares of equity affiliate (c)	—	25,308
Foreign exchange gain (loss)	(596)	113
Interest expense	(14,174)	(16,262)
Interest income	314	642
	(14,456)	11,690

Income (loss) before income taxes	(32,427)	10,341
Income tax provision	(146)	(230)
Net income (loss)	$(32,573)	$10,111

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Segment Information
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2011	2010
Segment sales
Building Materials Distribution	$1,349,945	$1,375,277
Wood Products	532,211	530,870
Intersegment eliminations and other	(181,510)	(173,909)
	$1,700,646	$1,732,238

Segment income (loss)
Building Materials Distribution (a) (b)	$2,818	$11,177
Wood Products (a) (b)	(9,998)	667
Corporate and Other	(11,387)	(13,080)
	(18,567)	(1,236)

Equity in net income of affiliate (c)	—	1,889
Gain on sale of shares of equity affiliate (c)	—	25,308
Interest expense	(14,174)	(16,262)
Interest income	314	642
Income (loss) before income taxes	$(32,427)	$10,341

EBITDA (d)
Building Materials Distribution (a) (b)	$9,040	$16,668
Wood Products (a) (b)	11,100	20,842
Corporate and Other	(11,207)	(12,802)
Equity in net income of affiliate (c)	—	1,889
Gain on sale of shares of equity affiliate (c)	—	25,308
	$8,933	$51,905

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Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2011	December 31, 2010

ASSETS

Current
Cash and cash equivalents	$203,125	$264,606
Receivables
Trade, less allowances of $2,640 and $2,492	150,412	102,906
Related parties	329	297
Other	3,217	4,571
Inventories	271,502	261,202
Prepaid expenses and other	6,639	3,808
	635,224	637,390
Property
Property and equipment, net	269,545	273,569
Timber deposits	7,375	10,588
	276,920	284,157

Deferred financing costs	5,371	3,626
Goodwill	12,170	12,170
Intangible assets, net	8,900	8,906
Other assets	6,435	5,989
Total assets	$945,020	$952,238

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Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)
(unaudited, in thousands)

	September 30, 2011	December 31, 2010

LIABILITIES AND CAPITAL

Current
Accounts payable
Trade	$133,032	$112,414
Related parties	1,814	394
Accrued liabilities
Compensation and benefits	37,074	39,827
Interest payable	7,233	3,291
Other	25,753	22,530
	204,906	178,456
Debt
Long-term debt	219,560	219,560

Other
Compensation and benefits	118,366	121,709
Other long-term liabilities	14,148	14,116
	132,514	135,825
Redeemable equity units
Series B equity units – 2,650 units and 2,736 units outstanding	2,650	2,736
Series C equity units – 14,330 units and 14,425 units outstanding	6,500	6,563
	9,150	9,299
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000 units authorized and outstanding	101,993	96,162
Series B equity units – no par value; 550,000 units authorized; 532,674 units and 532,588 units outstanding	276,897	312,936
Series C equity units – no par value; 44,000 units authorized; 12,075 units and 11,980 units outstanding	—	—
Total capital	378,890	409,098
Total liabilities and capital	$945,020	$952,238

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Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2011	2010
Cash provided by (used for) operations
Net income (loss)	$(32,573)	$10,111
Items in net income (loss) not using (providing) cash
Equity in net income of affiliate	—	(1,889)
Gain on sale of shares of equity affiliate	—	(25,308)
Depreciation and amortization of deferred financing costs and other	29,118	28,277
Pension expense	8,933	5,670
Management equity units expense	—	1,303
Other	1,515	(74)
Decrease (increase) in working capital, net of acquisitions
Receivables	(45,700)	(40,946)
Inventories	(8,423)	(19,839)
Prepaid expenses and other	(1,221)	(1,328)
Accounts payable and accrued liabilities	27,598	52,745
Pension contributions	(10,274)	(3,766)
Other	(90)	4,229
Net cash provided by (used for) operations	(31,117)	9,185

Cash provided by (used for) investment
Proceeds from sale of shares of equity affiliate, net	—	86,123
Expenditures for property and equipment	(25,299)	(22,369)
Acquisitions of businesses and facilities	(5,782)	—
Proceeds from sales of assets	3,053	1,114
Other	211	(598)
Net cash provided by (used for) investment	(27,817)	64,270

Cash provided by (used for) financing
Credit facility financing costs	(2,547)	—
Issuances of long-term debt	—	45,000
Payments of long-term debt	—	(120,000)
Net cash used for financing	(2,547)	(75,000)

Net decrease in cash and cash equivalents	(61,481)	(1,545)

Balance at beginning of the period	264,606	287,101

Balance at end of the period	$203,125	$285,556

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Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2010 Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011. Net income (loss) for all periods presented involved estimates and accruals.

(a)
During the three and nine months ended September 30, 2010, we recorded $4.6 million of income in "Other (income) expense, net," for cash received from a litigation settlement related to vendor product pricing. We recorded $4.1 million of income in our Building Materials Distribution segment and $0.5 million in our Wood Products segment.

(b)
In June 2011, we permanently closed a manufacturing plant in our Wood Products segment. During the nine months ended September 30, 2011, we recorded the related expense of $1.3 million in "Other (income) expense, net." Also, during the nine months ended September 30, 2011, we recorded $1.2 million of noncash asset write-downs in "Other (income) expense, net," of which $0.8 million was recorded in our Building Materials Distribution segment and $0.4 million was recorded in our Wood Products segment.

(c)
In March 2010, we sold our remaining investment in Boise Inc. and discontinued the equity method of accounting. We sold 18.3 million Boise Inc. shares and recorded a gain of $25.3 million in “Gain on sale of shares of equity affiliate” for the nine months ended September 30, 2010. The 2010 related-party activity with Boise Inc. includes only those sales and costs and expenses transacted prior to March 2010, when BC Holdings and Boise Inc. were related parties.

(d)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income (loss) to EBITDA for the three months ended September 30, 2011 and 2010, and June 30, 2011:

	Three Months Ended
	September 30		June 30, 2011
	2011	2010

	(unaudited, in thousands)

Net loss	$(3,711)	$(5,615)	$(9,861)
Interest expense	5,001	4,721	4,584
Interest income	(91)	(249)	(77)
Income tax provision	12	95	38
Depreciation and amortization	9,352	8,759	9,241
EBITDA	$10,563	$7,711	$3,925

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The following table reconciles BC Holdings net income (loss) to BC Holdings EBITDA and Boise Cascade, L.L.C. EBITDA for the nine months ended September 30, 2011 and 2010:

	Nine Months Ended
	September 30
	2011	2010

	(unaudited, in thousands)

BC Holdings net income (loss)	$(32,573)	$10,111
Interest expense	14,174	16,262
Interest income	(314)	(642)
Income tax provision	146	230
Depreciation and amortization	27,500	25,944
BC Holdings EBITDA	8,933	51,905
Equity in net income of affiliate	—	(1,889)
Gain on sale of shares of equity affiliate	—	(25,308)
Boise Cascade, L.L.C. EBITDA	$8,933	$24,708